EXHIBIT 21.1

TransAmerican Waste Industries              TransAmerican Waste of Alabama, Inc.
  Alabama, Inc.                             TransAmerican of Mobile
Chastang Landfill                           3305 Dauphin Island Parkway
17045 Highway 43                            Mobile, Alabama  36605
Mount Vernon, AL  36560

TransAmerican Waste Central Landfill, Inc.  TransWaste, Inc.
8680 Highway 11 North                       8285 Highway 165 South
McNeil, MS  39457                           Alexandria, LA  71301

TransAmerican Waste of Houston, Inc.        Boudin's Waste & Recycling
10554 Tanner Road                           9294 Harbor Drive
Houston, Texas  77041                       Bay St. Louis, MS  39520

McGinnes Industrial Maintenance Corp.       G.C. Environmental, Inc.
10554 Tanner Road                           10554 Tanner Road
Houston, Texas  77041                       Houston, Texas  77041

TransAmerican Environmental, Inc.           B.C. Environmental
10554 Tanner Road                           10554 Tanner Road
Houston, Texas  77041                       Houston, Texas  77041

TransAmerican Waste of Ohio, Inc.           TransAmerican American
10554 Tanner Road                              Waste Southeast, Inc.
Houston, Texas  77041                       10554 Tanner Road
                                            Houston, Texas  77041

Peerless Landfill Co.                       Target Waste Systems, Inc.
10554 Tanner Road                           10554 Tanner Road
Houston, Texas 77041                        Houston, Texas 77041